Naturade Approves Reverse Stock Split

Anaheim, California - March 13, 2008 - Naturade, Inc. (OTCBB: NRDCQ) announced today that its Board of Directors has approved a 1 for 6 reverse stock split in the Company common stock. Naturade’s controlling shareholder, Redux Holdings, Inc. (OTCPK: RDXH), who currently owns 92.1% of Naturade outstanding shares, approved the transaction.

The effective date for purposes of determining the shares to be included in the reverse split will be close of business Friday March 14, 2008. The reverse split is being completed as a mandatory exchange, payable upon surrender. All fractional shareholder interests will be rounded up into whole shares upon exchange. The Company will advise the public as to any changes in trading symbol upon learning that information from NASDAQ.

Mr. Adam Michelin, Naturade’s CEO, commented, “Since taking control of Naturade in August 2006, we have implemented a number of strategic decisions that were designed to fix a broken company. We have taken Naturade through the bankruptcy process and in November brought them out as a stronger company that is well prepared to meet future opportunities. Putting the share structure into better balance with the Company’s current balance sheet accomplishes several of our remaining restructuring goals and I am hopeful that we will be complete with our restructuring in the very near future.”

About Naturade, Inc.

Founded in 1926, Naturade (www.naturade.com) is a leading marketer of scientifically supported natural products formulated to improve the health and well-being of consumers. Naturade’s products can be found in health food stores and natural foods supermarkets as well as supermarkets, mass merchandisers, club stores and drug stores.

About Redux Holdings, Inc.

Redux Holdings (www.reduxholdings.com) acquires the assets of companies and isolates, recombines and manages those assets to increase their value and develop profitable strategic options. The Company is distinguished by the extensive experience of its personnel in identifying, analyzing and stabilizing these business opportunities and effecting efficient turnaround and asset monetization.

"SAFE HARBOR"

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate’, 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contacts: Investor Relations First Capital Investors, Inc. redux@firstcapitalinvestors.com (321) 221-2910

Source: Redux Holdings, Inc. / Naturade, Inc.